Exhibit 10.1

EXECUTION VERSION

CONSENT AND WAIVER TO THE SETTLEMENT AGREEMENT
This CONSENT AND WAIVER TO THE SETTLEMENT AGREEMENT (this "Agreement") is made as of April 18, 2019 by and among (1) the Debtors and (2) the FE Non-Debtor Parties (each a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Debtors, the FE Non-Debtor Parties, the Ad Hoc Noteholders Group, the Bruce Mansfield Certificateholders Group and the Committee entered into that certain Settlement Agreement dated as of August 26, 2018 (the "Settlement Agreement");
WHEREAS, on April 4, 2019, the Bankruptcy Court issued an oral ruling finding that the Plan Releases set forth in Section 6.3(a) of the Settlement Agreement (the “Plan Releases”), as incorporated into the Plan, were legally impermissible (the “Release Ruling”);
WHEREAS, pursuant to Sections 10.3(a) and 12.8 of the Settlement Agreement, the FE Non-Debtor Parties may, in their sole discretion, waive the requirements of the Settlement Agreement with respect to the Plan Releases by written consent and without the need for the consent or waiver of any other party for such waiver to be effective;
WHEREAS, as a result of the Release Ruling an Adverse Ruling has occurred under the Settlement Agreement; and
WHEREAS, in connection with the Condition Failure Scenario and the Adverse Ruling, the Debtors and the FE Non-Debtor Parties have agreed to waive certain provisions of the Settlement Agreement and agreed to certain items in connection therewith, all as set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Section 1.Defined Terms. Capitalized terms used in this Agreement without separate definition shall have the respective meanings assigned to them in the Settlement Agreement.
Section 2.    Waiver under Sections 10.3(a) and 12.8 of the Settlement Agreement. Pursuant to Section 10.3(a) and Section 12.8 of the Settlement Agreement, the FE Non-Debtor Parties shall, upon Bankruptcy Court approval of this Agreement, irrevocably waive (i) any right to terminate the Settlement Agreement pursuant to Section 11.2 thereof as a direct result of an Adverse Ruling or a Condition Failure Scenario occurring as a result of the Release Ruling and failure to obtain approval of the Plan Releases, (ii) any conditions to the Plan Effective Date set forth in Section 10.2(c) and Section 10.2(e) that directly relate to the Plan Releases set forth in Section 6.3(a) of the Settlement Agreement, subject to the provisions of Section 3 below, (iii) any breach of the Settlement

Agreement, including, without limitation, pursuant to any provision of Article VI of the Settlement Agreement, directly resulting from the Release Ruling and failure to obtain approval of the Plan Releases, and (iv) any arguments, assertions, claims or defenses that the agreements, covenants and obligations of the FE Non-Debtor Parties under the Settlement Agreement (including, without limitation, the agreements set forth in Articles II and III of the Settlement Agreement) are no longer effective or enforceable as a result of the Release Ruling and the exclusion of the Plan Releases from the Plan in accordance with of the terms of this Agreement.
Section 3.    Consent to Updated Release Provisions of the Plan. The Debtors hereby agree that any FES Plan will provide consensual third-party releases in favor of the FE Non-Debtor Parties (the "FE Non-Debtor Parties' Consensual Releases") that are the same as any consensual third-party releases provided in favor of the Other Released Parties (as such term is defined in the Third Amended Joint Plan of Reorganization of FirstEnergy Solutions Corp, et al. [Docket No. 2432]). The FE Non-Debtor Parties hereby acknowledge and consent to (i) the inclusion of the consensual third-party releases in favor of the FE Non-Debtor Parties in the FES Plan contemplated by this Section 3 and (ii) the Debtors' modifying the language in the FES Plan to provide that such consensual third-party releases shall be deemed to be granted by Holders of Claims against or Interests in the Debtors that (x) are deemed to accept such FES Plan or (y) are entitled to vote and vote to accept such FES Plan. The Parties hereby agree that nothing in this Section 3 will be deemed to waive the rights of the FE Non-Debtor Parties under Section 10.2(c) of the Settlement Agreement; provided, that, the Plan Releases to be included in any FES Plan shall be deemed to be the FE Non-Debtor Parties’ Consensual Releases as described herein.
Section 4.    Filing of Plan and Related Documents. Within five (5) business days of the date of this Agreement, the Debtors shall file a revised plan of reorganization, disclosure statement, motion to approve such disclosure statement and a motion to approve this Agreement with the Bankruptcy Court that is consistent with the terms of this Agreement. The Debtors hereby agree to use their commercially reasonable efforts to enter into an amendment to that certain Restructuring Support Agreement dated as of January 23, 2019 by and among the Debtors, the Consenting Creditors (as defined therein) and the Committee, incorporating the terms of this Agreement, as necessary, within ten (10) business days of the date of this Agreement.
Section 5.    Good Faith Negotiations with Environmental Parties. As soon as practicable after the date of this Agreement, the Debtors will initiate negotiations in good faith with counsel for the Environmental Protection Agency, the Nuclear Regulatory Commission, the State of Ohio and State of Pennsylvania (collectively, the “Environmental Authorities”), with the objective of reaching an agreement between the Debtors and the Environmental Authorities with respect to a revised plan of reorganization to be filed with the Bankruptcy Court by the Debtors. The FE Non-Debtor Parties will be entitled to participate fully in such negotiations at their discretion.
Section 6.    Agreements Regarding Shared Services.
(a)    Within one (1) business day of the entry of a Bankruptcy Court order approving this Agreement, the Debtors will pay to FE Corp. (or its applicable subsidiary) $60.4 million, satisfying amounts owed by the Debtors to FESC with respect to (i) charges for the Voluntary Early Retirement Program (“VERP”) for FESC under the Amended SSA in full settlement of all

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amounts due and owing by the Debtors to FESC with respect to the VERP and (ii) service costs associated with the Debtors' participation in the qualified pension plan (the “Pension Plan”) sponsored by FE Corp. for the period beginning April 1, 2018 through March 31, 2019. Upon the completion of the $60.4 million payment, the FE Non-Debtor Parties shall be deemed to withdraw their notice of default under the Amended SSA, dated January 15, 2019. The estimate for the first quarter of 2019 service costs associated with the Debtors' participation in the Pension Plan will be trued up, consistent with Section 6(b) below, on or before July 1, 2019, which is the payment due date for second quarter of 2019 service costs.
(b)    Beginning April 1, 2019 and for so long as one or more Debtors continue to participate in the Pension Plan, each of the Debtors participating in a Pension Plan will continue to pay only the service costs to FE Corp. with respect to such Pension Plan, such service costs will be calculated based upon the individual employees of the Debtors participating in the Pension Plan as of March 31, 2019 and otherwise will utilize the same assumptions as used to determine the service cost allocation for the FE Non-Debtor Parties that participate in such Pension Plan. After April 1, 2019, the service cost calculation will be adjusted quarterly based upon each participating Debtor’s actual individual employees at the end of the immediately prior quarter, with all other assumptions only adjusted annually in the ordinary course and using the same assumptions as used to determine the service cost allocation for the FE Non-Debtor Parties that participate in such Pension Plan. The FE Non-Debtor Parties will provide the Debtors with calculations for such service costs at least thirty (30) days prior to the end of the quarter for which such service costs are being charged. The Debtors will make such payments of service costs on the first business day of the quarter immediately following the quarter for which the service costs were calculated. In the event that the Plan Effective Date occurs on any day other than the last day of the quarter, the FE Non-Debtor Parties will provide the Debtors with calculations for the final quarter's pro-rated service costs at least thirty (30) days prior to the end of the final quarter for which such service costs are being charged. The Debtors will make such payments of pro-rated service costs on the first business day of the quarter immediately following the final quarter for which the pro-rated service costs were calculated.
(c)    Beginning April 1, 2018 and for so long as one or more Debtors continue to participate in the Postretirement Health and Welfare Plans sponsored by FE Corp., each of the participating Debtors will only be obligated to pay to FE Corp. (or its applicable subsidiary) service costs for participating former employees receiving retiree medical and life insurance benefits under such plans; notwithstanding the foregoing, until the Plan Effective Date, the Debtors will continue to make payments in the ordinary course with respect to the ongoing claims and premiums costs of its participating former employees. The Debtors will make service costs payments within 30 days of receipt of an invoice for such costs.
(d)    Any dispute related to this Section 6 shall be resolved by utilizing the Dispute Resolution Procedures.
Section 7.    Effect of Agreement.
(a)    The Parties agree that except as otherwise set forth herein, all terms, conditions and provisions of the Settlement Agreement shall remain in full force and effect. In the

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event of any inconsistency or conflict between the Settlement Agreement and this Agreement, the terms, conditions and provisions of this Agreement shall govern and control.
(b)    The waivers and consents set forth in Sections 2 and 3 above are limited precisely as written and shall not be deemed: (i) to be a waiver of, or consent to, any other term or condition of the Settlement Agreement; (ii) to prejudice any contractual, legal or other right or rights which the undersigned may have or may have in the future under or in connection with the Settlement Agreement; or (iii) to otherwise establish any course of dealing among the Debtors and the FE Non-Debtor Parties. Except as set forth herein, the undersigned parties hereby reserve all of their rights and remedies under applicable law and under the Settlement Agreement with respect to any matters other than those specifically addressed in this Agreement.
Section 8.    Representations and Warranties.
(a)    Subject to Bankruptcy Court approval, the Debtors hereby represent that they possess all requisite power and authority necessary to enter into, and perform under, this Agreement and that the Execution, delivery, and performance by the Debtors of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Debtors, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the Debtors' ability to perform their obligations under this Agreement) pursuant to (A) the organizational documents of the Debtors, (B) any law to which the Debtors are subject, or (C) any material agreement, instrument, order, judgment, or decree to which the Debtors are subject.
(b)    FE Corp. hereby represents that it possesses all requisite power and authority necessary to (i) bind each of the FE Non-Debtor Parties to the terms of this Agreement and (ii) enter into, and perform under, this Agreement on behalf of the FE Non-Debtor Parties and that the Execution, delivery, and performance by FE Corp. of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the FE Non-Debtor Parties, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the FE Non-Debtor Parties' ability to perform their obligations under this Agreement) pursuant to (A) the organizational documents of the FE Non-Debtor Parties, (B) any law to which

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the FE Non-Debtor Parties are subject, or (C) any material agreement, instrument, order, judgment, or decree to which the FE Non-Debtor Parties are subject.
Section 9.    Governing Law. This Agreement will be governed by the laws of the State of Ohio (or federal law, where applicable), without regard to its conflicts of laws principles that would require the law of another jurisdiction to be applied.
Section 10.    Representation by Counsel. Each signatory acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any signatory with a defense to the enforcement of the terms of this Agreement against such signatory based upon lack of legal counsel shall have no application and is expressly waived.
Section 11.    Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
Section 12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be as effective as delivery of a manually Executed signature page of this Agreement.
Section 13.    Entire Agreement. This Agreement, the Settlement Agreement and the order approving this Agreement, constitute the complete and entire agreement among the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions among the Parties with respect thereto.
Section 14.    Non-Reliance. Each of the Parties acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those representations, warranties, terms and provisions expressly set forth in this Agreement.
Section 15.    Reservation of Rights. Notwithstanding anything contained in this Agreement, the Debtors reserve their rights with respect to whether court approval is required for any future amendments or waivers to the Settlement Agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first listed above.

FirstEnergy Solutions Corp., on behalf of itself and its direct and indirect subsidiaries.
By:	/s/ Kevin T. Warvell
	Its:	CFO
	Date:	April 18, 2019

FirstEnergy Nuclear Operating Company
By:	/s/ Kevin T. Warvell
	Its:	CFO
	Date:	April 18, 2019

FirstEnergy Corp., on behalf of itself and its direct and indirect non-Debtor subsidiaries.
By:	/s/ Steven R. Staub
	Its:	Vice President and Treasurer
	Date:	April 18, 2019

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